Exhibit 10(xxvi)

RENASANT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
AMENDMENT NO. 2

THIS AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into by and between C. Mitchell Waycaster (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”), and amends that certain Executive Employment Agreement by and between Executive and the Company effective as of January 1, 2016, as amended effective January 1, 2018 (as so amended, the “Employment Agreement”).

1.    Effectiveness and Construction. This Amendment shall be effective as of January 1, 2025 (the “Amendment Effective Date”). To the extent the terms of this Amendment and the Employment Agreement conflict, for periods from and after the Amendment Effective Date the terms of this Amendment shall control. In all other respects, the terms of the Employment Agreement are hereby ratified and confirmed and shall remain in full force and effect. Unless otherwise defined herein, capitalized terms shall have the respective meanings ascribed to them in the Employment Agreement.

2.    Title and Duties. From the Amendment Effective Date until May 1, 2025 (the “Transition Date”), Executive shall remain in his positions as Executive Vice Chairman and Chief Executive Officer of the Company and Renasant Bank (the “Bank”). Effective as of the Transition Date, Executive shall relinquish the title of Chief Executive Officer and shall continue in his capacity as Executive Vice Chairman. In such capacity, Executive shall report to the Boards of Directors of the Company and the Bank. The parties agree that for periods on and after the Transition Date Executive shall devote such time and attention to the business of the Company and the Bank as may be reasonably required to execute the duties assigned to him by the Boards of Directors but, unless Executive otherwise agrees, in no event more than 60% of the time Executive previously expended in his capacity as Executive Vice Chairman and Chief Executive Officer of the Company and the Bank prior to the Transition Date; from and after the Transition Date, the first sentence of Section 1.3 of the Employment Agreement will no longer apply. Executive acknowledges and agrees that the changes addressed in this Amendment shall not be the basis for a Constructive Separation under the Employment Agreement. Upon a separation during the Employment Term, the payment provisions of Section 4 of the Employment Agreement will apply.

3.    Mandated Amounts. The Employment Agreement is amended by replacing the second paragraph of Section 4.2 thereof with the following:

As used herein, the “Mandated Amounts” shall consist of (a) any Base Compensation accrued but unpaid as of Executive’s Separation Date; (b) any unpaid transportation benefit due through the Separation Date under Section 3.2(d); (c) any expenses eligible for reimbursement under Section 3.2(e) or Section 3.3 and incurred through Executive’s Separation Date but that have not been reimbursed as of the Separation Date; (d) vested accrued benefits under any Company employee benefit plan or program subject to the terms of the applicable benefit plan or program; and (e) any additional amounts or benefits required by law to be provided, which cannot be waived. Payment or provision of the Mandated Amounts shall be made at the time or times and in the form prescribed under the applicable governing documents or in accordance with governing law, as the case may be.

4.    Extension of Employment Term. The Employment Agreement is amended by inserting the following at the end of Section 2 thereof:

As of the Amendment Effective Date, this Agreement shall no longer be subject to automatic extension of Renewal Terms described in this Section 2 and instead Executive’s Employment

Term under the Employment Agreement shall be extended through and until April 30, 2027; thereafter, the term shall continue from year-to-year and shall be renewed for an additional one-year period as of May 1 of each year, unless either party shall give 60 days’ prior written notice to the other that the term of Executive’s employment hereunder shall not be extended, at which time the Employment Agreement shall expire (the “Expiration Date”). Nothing herein shall be construed to prohibit the Company or the Bank, as the case may be, from continuing to employ Executive after the Expiration Date as an “at will” employee or under other terms and conditions separately negotiated between the parties.

5. Compensation and Benefits. The Company and Executive agree as follows, for periods from and after the Amendment Effective Date:

(a) From the Amendment Effective Date until the Transition Date, Executive’s Base Compensation shall be not less than his Base Compensation in effect immediately prior to the Amendment Effective Date. As of the Transition Date and continuing through December 31, 2026, Executive’s Base Compensation shall be an amount equal to 60% of his Base Compensation immediately prior to the Transition Date. From and after January 1, 2027 and until his separation from service, Executive’s Base Compensation shall be an amount equal to one-third (1/3) of his Base Compensation on December 31, 2026. Following the Transition Date, Executive’s Base Compensation shall not be reduced except as provided in this Section 4(a) or in connection with a reduction in pay uniformly applicable to all or substantially all senior executive officers of the Bank.

(b) For the 2025 Performance Year, Executive shall be a Participant in the PBRP on the following terms and conditions: (i) the amount of the Award that Executive is eligible to receive shall be determined as follows: (A) with respect to Executive’s aggregate Base Compensation paid with respect to the 2025 Performance Year through the Transition Date, the potential amount of the Award expressed as percentages of Executive’s Base Compensation shall be as follows: Threshold Level – 52.5%; Target Level – 105%; Superior Level – 210%; and (B) with respect to the aggregate Base Compensation paid with respect to the 2025 Performance Year after the Transition Date, the potential Award expressed as a percentage of Executive’s Base Compensation shall be as follows: Threshold Level – 30%; Target Level – 60%; Superior Level – 120%; and (ii) the Performance Measures, the relative weights given thereto and the other terms and conditions of Executive’s Award shall be the same as those applicable to Participants who are Senior Officers. For purposes of this Section 4(b), the terms “Award,” “Participant,” Performance Measures,” “Performance Year,” “Senior Officer,” “Superior Level,” “Target Level” and “Threshold Level” shall have the respective meanings ascribed to them in the PBRP.

Executive shall not participate in the PBRP for the 2026 Performance Year and thereafter.

(c) Executive shall be entitled to receive a retention bonus of $100,000 (the “Retention Bonus”), which shall be earned if Executive remains an employee in good standing of the Company and the Bank on December 31, 2026, and payable to Executive on the same date as other senior executive officers of the Company are paid their Awards with respect to the Company’s 2026 Performance Year (and if no Awards are payable under the PBRP with respect to the 2026 Performance Year, then the Retention Bonus shall be paid no later than March 15, 2027). If Executive dies, becomes Disabled or is involuntarily terminated without Cause by the Company, or if Executive terminates his employment with the Company and the Bank on account of Constructive Separation, prior to December 31, 2026, then, subject to Executive’s timely execution and delivery to the Bank of a waiver and release (which shall not be required if Executive has died), substantially in the form attached as Exhibit A to the Employment Agreement, as the same may be modified in the discretion of the Company from time to time (a “Release”), and such Release becoming effective, the Executive (or his estate) shall receive the Retention Bonus within ten days after the Release becomes effective. If Executive is terminated for Cause or Executive terminates his employment other than on account of Constructive Separation prior to December 31, 2026, then Executive shall forfeit his right to receive the Retention Bonus.

(d) Executive shall be entitled to receive awards under the Renasant Corporation 2020 Long Term Incentive Compensation Plan (the “LTIP”) on the following other terms and conditions: (i) awards shall be in the form of shares of the Company’s $5.00 par value common stock (“Renasant common stock”) and subject to service-based restrictions and otherwise on terms consistent with prior service-based restricted stock awards made by the Company to Executive; (ii) the value of a share of Renasant common stock used for deriving the actual number of shares to be awarded to Executive (from the aggregate dollar amounts set forth below) shall be the same value of a share of Renasant common stock used for purposes of deriving the actual number of shares to be awarded to other senior executive officers of the Company; (iii) the award shall be made on the same date as other senior executive officers of the Company receive equity incentive awards under the LTIP as part of their annual compensation packages; (iv) for the 2025 calendar year, Executive shall receive an LTIP award having an aggregate value of $700,000 as of the date of the award, and, for the 2026 calendar year, Executive shall receive an LTIP award having an aggregate value of $170,000 as of the date of the award; and (v) both such LTIP awards shall vest as of December 31, 2026 (subject to the provisions of the Employment Agreement that provide for accelerated vesting).

(e) Except as specifically provided above, the payment or provision of Executive’s compensation, perquisites, and other benefits as described in Section 3 of the Employment Agreement is hereby ratified and confirmed. Executive shall continue to be eligible to participate in the retirement, health and insurance plans that may be sponsored and maintained by the Bank or the Company for their employees and executives, from time to time, it being agreed that, unless not otherwise permitted under the terms of the plan or under applicable law, his service under this Amendment shall constitute full-time employment for purposes thereof.

6. Board of Directors. The Company agrees that, unless otherwise prohibited by applicable law or listing standard, while Executive is an employee of the Company and the Bank (whether pursuant to the Employment Agreement or otherwise), the Company shall take all appropriate action to cause Executive to be appointed as a member of the Boards of Directors of the Company and the Bank. Executive agrees that, unless otherwise requested by the Board of Directors of the Company and the Bank, if his employment with the Company terminates (regardless of the reason therefor), then he shall tender his resignation from the Board of Directors of each of the Company and the Bank and from the board of directors (or similar governing body) of any other company affiliated with the Company for which Executive serves as a director or officer as of his Termination Date. Nothing herein shall be interpreted to prohibit or otherwise restrict the Board of Directors of the Company and the Bank from determining, in its discretion, to nominate (and continue to nominate) Executive for election as a director of the Company and the Bank following the termination of Executive’s employment.

7. Executive’s Covenants.

(a) The Employment Agreement is amended by inserting the following at the end of Section 6.2 thereof:

For the avoidance of doubt, nothing in this Agreement prohibits or restricts (or should be interpreted to prohibit or restrict) Executive (or his attorney) from reporting truthfully and in good faith to, or responding to any inquiry by, any federal, state, or local agency or regulatory authority or self-regulatory authority, including, without limitation, the Securities & Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission or the National Labor Relations Board, about a possible violation of law or regulation or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Furthermore, Executive shall not be required to obtain the Company’s or the Bank’s prior authorization to make any such reports or disclosures, nor is Executive required to notify the Company or the Bank that he has made any such reports or disclosures.

Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files an action for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in a proceeding if Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

(b) Executive expressly acknowledges and agrees that the covenants set forth in Section 6 of the Employment Agreement, as amended hereby, shall continue in force and effect in accordance with their terms and, for avoidance of doubt, that his “Separation Date” thereunder shall be the date on which he ceases to be employed by the Company and the Bank, which may be concurrent with the Expiration Date or at a subsequent date thereafter.

THIS AMENDMENT was approved by the Board of Directors of the Company prior to the date hereof, to be effective as provided herein.

RENASANT CORPORATION:		C. MITCHELL WAYCASTER:

By:	/s/ E. Robinson McGraw	/s/ C. Mitchell Waycaster
E. Robinson McGraw, Executive Chairman

Date: December 17, 2024		Date: December 17, 2024
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